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                                                                     Exhibit 4.8

                             SECOND AMENDMENT TO THE
                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended as follows; effective as of January 1, 1999:

     1. Clause (ii) of the second sentence of Section 3.2 of the Plan shall be deleted and the following shall be substituted therefor:

     "(ii) on 50% of the Deferred Compensation credited during such calendar year pursuant to Section 2.3(a) multiplied by a fraction, the numerator of which is the number of days between the date the participant first elects to make a deferral pursuant to Section 2.3(a) in such calendar year and the end of such calendar year and the denominator of which is 365; and"

     2. As amended hereby, the Plan is specifically ratified and reaffirmed.

     EXECUTED at Houston, Texas this 10th day of February, 2000.

                                               COOPER CAMERON CORPORATION


                                               By: /s/ William C. Lemmer
                                                   -----------------------------
                                                   Name:  William C. Lemmer
                                                   Title: Vice President